EXHIBIT 24



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Homeland Holding Corporation on Form S-8 (File No. 33-37335) of our report dated March 24, 1995, except as to the information presented in Note 15, for which the date is April 21, 1995, which includes an explanatory paragraph regarding the sale of certain operations of Homeland Stores, Inc., a wholly owned subsidiary of Homeland Holding Corporation, and the restructuring of its debt, on our audits of the consolidated financial statements of Homeland Holding Corporation and Subsidiary as of December 31, 1994 and January 1, 1994 and for the 52 weeks ended December 31, 1994 and January 1, 1994, and the 53 weeks ended January 2, 1993, which report is included in this Annual Report on Form 10-K.



Coopers & Lybrand

New York, New York
April 21, 1995